Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

HOMEOWNERS CHOICE, INC.

DOCUMENT NUMBER P06000148652

DESIGNATION OF RIGHTS, PREFERENCES, AND

LIMITATIONS OF SERIES A NON-VOTING PREFERRED STOCK

FIRST: This Corporation is named Homeowners Choice, Inc. (the “Corporation”). The Articles of Incorporation of the Corporation were originally filed with the Secretary of State of the State of Florida and became effective on November 30, 2006. Articles of Amendment to the Articles of Incorporation were filed and became effective on May 8, 2007, June 3, 2008, and June 16, 2008.

SECOND: Pursuant to the authority of the Board of Directors of the Corporation set forth in the Corporation’s Articles of Incorporation, as amended, and Section 607.0602 of the Florida Business Corporation Act, Chapter 607, Florida Statutes, the Board of Directors of the Corporation, by resolutions duly adopted as of             , 2010, has amended the Corporation’s Articles of Incorporation to (i) designate a series of preferred stock of the Corporation as “Series A Preferred Stock,” consisting of 1,200,000 shares of the authorized but unissued preferred stock, (ii) authorize the issuance of a maximum of 1,200,000 shares of Series A Preferred Stock, and (iii) set the rights, preferences, limitations, and other terms and conditions of the Series A Preferred Stock. Approval of the shareholders of the Corporation was not required.

THIRD: Article IV of the Articles of Incorporation of the Corporation is hereby amended to add the following Section 4.03:

“Section 4.03 Series A Preferred Stock.

1.	Designation and Amount. A total of 1,200,000 shares of preferred stock, no par value per share, of the Corporation shall be designated “Series A Preferred Stock.”

2.

Rank. Except as expressly provided herein, all shares of Series A Preferred Stock (“Series A Preferred”), as to dividends and distribution of assets upon a Liquidation Event (as defined in Section 4 hereof), whether voluntary or involuntary, shall rank (i) senior to all of the Corporation’s existing or hereafter issued common stock, no par value per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms rank on parity with or senior to the Series A Preferred with respect to payment of dividends or distribution of assets upon a Liquidation Event (all of such equity securities, including the Common Stock, and options, warrants or rights to subscribe for or purchase shares of Common Stock or such other equity securities, are collectively referred to herein as the “Junior Stock”), and (ii) junior to all other series of preferred stock hereafter authorized by the Corporation, except as may otherwise be provided in the Corporation’s Articles of Incorporation. Any other class of preferred stock of the Corporation established hereafter by the Corporation’s Board of Directors, the terms of which expressly provide that such class or series will rank on a parity basis with the Series A Preferred as to dividends and distribution of assets upon a Liquidation Event is collectively referred to herein as “Parity Stock.”

3.	Dividends.

a.	General. Holders of Series A Preferred shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends at the annual rate of 6% of the Issue Price, payable in cash (the “Cash Dividend Rate”) or, at the option of the holder of the Series A Preferred, at the annual rate of 10% of the Issue Price, payable in the form of a Homeowners Choice Dollar (the “Homeowners Choice Dollar Dividend Rate”). For purposes hereof, the “Issue Price” of the Series A Preferred shall mean an amount equal to $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such share). Dividends with respect to each share of Series A Preferred will be payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year (each a “Payment Date”), commencing on the original date of issuance by the Corporation of each such share. “Dividend Period” means the period commencing on and including each dividend payment date and ending on but excluding the next dividend payment date, except that the initial dividend period will commence on and include the date that such share of Series A Preferred is originally issued by the Corporation and will end on but exclude the next succeeding dividend payment date (the “Initial Dividend Period”). The record date as fixed by the Corporation’s Board of Directors for determining the holders of shares of Series A Preferred entitled to receive dividends (the “Dividend Record Date”) shall be not more than 60 days nor fewer than 10 days before the Payment Date. Except for the Initial Dividend Period, the amount of any quarterly dividend declared by the Board of Directors of the Corporation on the shares of Series A Preferred will be computed on the basis of a 360-day year of twelve 30-day months. The Initial Dividend Period will be computed on the basis of a 365-day year and the actual number of days elapsed in such dividend period.

b.	Non-Cumulative Dividends. Dividends on shares of Series A Preferred shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred during any Dividend Period are not declared, then such undeclared dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of the Series A Preferred shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred or any other class or series of capital stock of the Corporation.

c.

Homeowners Choice Dollars. For purposes hereof, a “Homeowners Choice Dollar” represents the holder’s right to direct the Corporation, by delivering to the Corporation a written notice in a form satisfactory to the Corporation (the “Election Form”), to transfer the dividend value thereof (as calculated below in this Section 3(c)), in U.S. Dollars, to the Corporation’s insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPCIC”), or its agent, solely in payment of insurance premiums underwritten by such subsidiary when, as, and if such premium payments come due. If a holder of Series A Preferred elects to receive any cash dividends in the form of Homeowners Choice Dollars, the dividend value of each Homeowners Choice Dollar to be paid to such holder is equal to the product of the dollar amount of the cash dividend per share payable to such holder (and elected to be converted to a Homeowners Choice Dollar) multiplied by 1.6667 (rounded to the nearest cent), which amount shall be reflected in the Corporation’s books and records. The Election Form and the election set forth therein shall expire on (i) the transfer of the shares of Series A Preferred covered by such Election Form on the records of the Corporation, (ii) the revocation of an Election Form by a holder of Series A Preferred in a manner satisfactory to the Corporation or (iii) the receipt by the Corporation of a later dated Election Form from a holder of Series A Preferred. If, on a Dividend Record Date, the Corporation has no unexpired Election Form on its records with respect to a share of Series A Preferred, then the dividend on such share shall be paid in cash at the Cash Dividend Rate. Any person holding Homeowners Choice Dollars ( an “HCD Holder”) may elect, at any time, to apply all or part of such HCD Holder’s Homeowners Choice Dollars to any HCPCIC insurance policy or policies by delivering written notice to the Corporation to that effect in a form satisfactory to the Corporation (the “Direction Notice”). The Corporation shall transfer to HCPCIC (or its agent), the dividend value of the Homeowners Choice Dollars to which the HCD Holder is entitled, in payment of the insurance premiums associated with the policy or policies set forth in the Direction Notice, but only when, as, and if such premium payments come due. Direction Notices may be revoked or revised anytime by delivering written notice to the Corporation in a form satisfactory to the Corporation. An HCD Holder may redeem for cash, at any time, all or part of such HCD Holder’s Homeowners Choice Dollars by delivery of written notice to the Corporation in a form satisfactory to the Corporation (the “Homeowners Choice Dollars Redemption Notice”). The cash redemption value of a Homeowners Choice Dollar shall be the dividend value of the Homeowners Choice Dollar, as reflected in the Corporation’s books and records, multiplied by 0.6 (rounded to the nearest cent) (the “HCD Cash Value”). Within 30 days after its receipt of a Homeowners Choice Dollars Redemption Notice, the Corporation shall deliver to the HCD Holder an amount, in cash, equal to the sum of the HCD Cash Value of each Homeowners Choice Dollar being redeemed, as set forth in the Homeowners Choice Dollars Redemption Notice. The Corporation may redeem Homeowners Choice Dollars at any time by delivering written notice to the HCD Holder thereof together with an amount, in cash, equal to the sum of the HCD Cash Value of each Homeowners Choice Dollar being redeemed from such HCD Holder. If the Corporation determines, in its sole discretion, that a conflict exists between or among any Election Form, Direction Notice or Homeowners Choice Dollars Redemption Notice or a lack of clarity exists with respect to any of the foregoing, then the Corporation will have the sole and absolute discretion to resolve the conflict or lack of clarity. The Corporation may, in its sole discretion, expand the rights associated with Homeowners Choice Dollars, including permitting the application of Homeowners Choice Dollars to pay for services offered by affiliated corporations.

d.	Preference. The Corporation shall not pay or set aside any dividend, whether in cash or property, or make any other distribution, on any Junior Stock during any Dividend Period (except for dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Junior Stock) unless the Corporation has paid the full dividend on the Series A Preferred for the immediately preceding dividend period. The Corporation shall not pay or set aside any dividend, whether in cash or property, or make any other distribution, on Parity Stock (other than dividends on shares of Parity Stock payable in shares of Parity Stock) during any Dividend Period unless the full dividend on the Series A Preferred for such dividend period has been declared and is paid no later than the dividend for such dividend period is paid on the Parity Stock. When dividends are not paid in full upon the shares of Series A Preferred and any Parity Stock, all dividends declared upon shares of Series A Preferred and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred and any Parity Stock, plus accrued and unpaid dividends from prior periods in the case of any Parity Stock that bears cumulative dividends, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred that may be in arrears. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series A Preferred prior to such date. Notwithstanding anything herein to the contrary, there shall be no prohibition on redemptions or repurchases of any capital stock of the Corporation, except that no redemption or repurchase may reduce the Corporation’s remaining assets legally available for distribution below (i) that amount which would permit the Corporation to pay the Series A Liquidation Amount (as defined in Section 4 below), in cash, plus (ii) in the event that a Redemption Election Notice or Redemption Request Notice is delivered pursuant to Section 6 hereof, that amount which would permit the Corporation to pay the aggregate Redemption Price, in full at the Redemption Date, in cash.

4.	Liquidation Preference.

a.	Preferential Amount to Series A Preferred. In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation Event”), either voluntarily or involuntarily, holders of

Series A Preferred shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for holders of any Junior Stock, and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in an amount per share of Series A Preferred equal to the sum of the Issue Price plus the amount of any declared but then unpaid cash dividends (using for this purpose, the Cash Dividend Rate) on such share (as adjusted for any stock dividends, combinations or splits with respect to such shares), without accumulation of any undeclared dividends. The aggregate amount to which all holders of Series A Preferred are entitled to receive under this Section 4 is referred to herein as the “Series A Liquidation Amount.” Upon receipt of all such amounts, the holders of the Series A Preferred shall have no further rights to participate in the liquidation of the Corporation as holders of Series A Preferred.

b.	Partial Payment. If upon any Liquidation Event, the assets of the Corporation are not sufficient to make payment in full of the Series A Liquidation Amount to all holders of Series A Preferred plus pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any authorized, declared and unpaid dividends of Series A Preferred and all such Parity Stock.

c.	Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

5.	Voting Rights. Except as expressly provided by Florida law, the holders of the Series A Preferred shall not have any voting rights, including, but not limited to, with respect to the creation or issuance of any class or series of preferred stock ranking junior or on parity to the Series A Preferred.

6.	Redemption.

a.	Notwithstanding anything to the contrary contained herein, at any time (i) after the three-year anniversary of the date that shares of Series A Preferred are first issued by the Corporation, the Corporation may, at its election and upon written notice to the holders of the then outstanding Series A Preferred (the “Redemption Election Notice”), redeem, in cash, all or any number of shares of the then outstanding Series A Preferred on a date specified by the Corporation which date shall not be later than 30 days after the date of the Redemption Election Notice and (ii) upon the election and written notice of a holder of Series A Preferred received by the Corporation before 5:00 p.m. eastern time on December 30, 2010 (the “Redemption Request Notice”), the Corporation shall redeem, in cash, in whole but not in part, such share of Series A Preferred then outstanding that is requested to be redeemed in a Redemption Request Notice on a date specified by the Corporation which date shall not be later than 30 days after the date of such Redemption Request Notice. The purchase price per share of Series A Preferred (the “Redemption Price”) in connection with any redemption pursuant to clause (i) or (ii) of the first sentence of this Section 6(a) shall equal the sum of (A) the Issue Price plus (B) the amount of any declared but unpaid cash dividends (using for this purpose, the Cash Dividend Rate) on such share (all as adjusted for any stock dividends, combinations or splits with respect to such share). The Corporation will mail or cause to be delivered to each holder of the Series A Preferred a written notice of the Corporation’s election or obligation, as applicable, to redeem shares of Series A Preferred not less than 10 days prior to the date set for the redemption. The notice will state (i) the total number of shares of the Series A Preferred to be redeemed from the holder; (ii) the total number of shares of the Series A Preferred held by the holder; (iii) the aggregate Redemption Price for shares of Series A Preferred to be redeemed from the holder; (iv) the redemption date specified by the Corporation (the “Redemption Date”); and (v) that the holder is to surrender to the Corporation, at the office of the Corporation or the transfer agent for the Series A Preferred, the certificate or certificates representing the shares of Series A Preferred to be redeemed.

b.	If the funds of the Corporation legally available for redemption of shares of Series A Preferred on the Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares proportionately based upon the respective Redemption Prices among the holders of Series A Preferred to be redeemed as of the Redemption Date. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date but which it has not redeemed in accordance with the foregoing provisions.

c.	From and after the Redemption Date, unless there shall have been a default in payment of any Redemption Price, all rights of the holders as to the shares of Series A Preferred to be redeemed on such date (except the right to receive the applicable Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. However, prior to the Redemption Date, the holders thereof shall be entitled to all the rights and preferences provided herein with respect to such shares.

7.	No Preemptive Rights. The holders of the Series A Preferred shall not have any preemptive or preferential right of subscription to any shares of any class of the Corporation, whether now or hereafter authorized, or to any obligations convertible into shares of the Corporation, issued or sold, nor any right of subscription to any thereof other than such right, if any, and at such price as the Board of Directors of the Corporation, in its discretion may determine from time to time, and the Board of Directors may issue shares of the Corporation or obligations convertible into shares without offering such issue either in whole or in part to the holders of the Series A Preferred.

8.	Share Certificates and Restrictions on Transfer. Unless the Board of Directors of the Corporation determines otherwise, shares of Series A Preferred (i) shall only be represented by physical certificates and may not be registered in the name of a nominee brokerage firm or financial firm for the benefit of another (i.e. “street-name”) and (ii) if originally purchased from the Corporation on other than a Dividend Payment Date, may not be transferred until the Dividend Payment Date immediately following the date they were purchased from the Corporation. Certificates representing shares of Series A Preferred shall bear a restrictive legend setting forth the foregoing restrictions on transfer.

9.	Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series A Preferred from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation may determine.

10.	No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

11.	Miscellaneous.

a.	In any matter for which the Corporation is granted discretion by this Section 4.03, the Corporation will have no liability to any Series A Preferred shareholder or anyone else in connection with its exercise of that discretion.

b.	The words “hereof,” “herein” and “hereunder” and words of similar import appearing within this Section 4.03 refer solely to Section 4.03 and refer to Section 4.03 as a whole and not to any particular provision of this Section 4.03. Whenever the word “include,” “includes” or “including” is used in this Section 4.03, it will be deemed to be followed by the words “without limitation.”

c.	When the day (or the last day of a period) during which an act may or must be performed under this Section 4.03 falls on a Saturday, Sunday, or legal holiday that day will be deemed to occur (or the period will be deemed to end) on the next succeeding day which is not a Saturday, Sunday or legal holiday.

d.	Defined terms appearing within this Section 4.03 apply solely to the provisions contained within Section 4.03 and not to any other provisions of these Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of                     , 2010.

Francis X. McCahill III
President and Chief Executive Officer

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